Exhibit 99.1

Contact:	Paul Jackson	FOR IMMEDIATE RELEASE
	(860) 728-7912	www.utc.com

UNITED TECHNOLOGIES’ TAKEOVER OFFER OF 165 PENCE PER SHARE

ACCEPTED BY KIDDE PLC BOARD OF DIRECTORS

HARTFORD, Conn., Dec. 16, 2004 – United Technologies Corp. (NYSE:UTX) announced today that Kidde Plc’s Board of Directors has unanimously recommended a cash takeover offer of 165 U.K. pence per share, or $2.8 billion. Kidde shareholders will also receive a special interim dividend of two pence per share in lieu of a final dividend for the year.

The U.K.-based Kidde supplies fire and safety products including aircraft fire protection systems. It has operating companies in 29 countries, employs approximately 7,750 people and distributes products and services worldwide to commercial, industrial, aerospace, combustion control and retail customers. It reported 2003 revenue of 938 million pounds (approximately $1.53 billion).

The 165 pence offer represents a premium of approximately 34 percent over the closing price of Kidde shares on October 20, the last trading day before UTC’s interest in acquiring the company was disclosed. The transaction is expected to close in the first quarter of 2005 subject to customary conditions including regulatory agency approvals and compliance with required filing and other regulations.

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“We are pleased that we were able to reach an agreement with the Kidde board,” said UTC Chairman and Chief Executive Officer George David.

“Kidde’s addition will further enhance UTC’s product portfolios. With Otis elevators, Carrier HVAC systems and Chubb electronic security, we already have a pervasive presence in buildings worldwide. Kidde’s industrial fire protection and suppression products will further augment this presence,” David said. “Additionally, Kidde makes fire protection systems that equip most of the aircraft flying today.”

Norman Askew, Chairman of Kidde, said, “We believe that this offer is in the interests of Kidde’s shareholders, customers and employees. Kidde’s businesses will benefit from being part of an organization as large as UTC, with the scale and financial resources to compete even more effectively than in the past. For shareholders, we believe that the offer represents a fair price, giving an outstanding return when compared with the share price of Kidde of 69.5p immediately following demerger in November 2000.”

UBS Investment Bank is acting as financial adviser for UTC while Citigroup is advising Kidde.

United Technologies Corp., based in Hartford, Conn., is a diversified company that provides high-technology products and services to the building systems and aerospace industries worldwide. In addition to Otis, Carrier and Chubb, UTC’s companies include Pratt & Whitney, Hamilton Sundstrand, Sikorsky and UTC Power.

Further information including the offer announcement will be available on UTC’s Web site at www.utc.com.

This announcement does not constitute an offer to sell or invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the offer or otherwise. The offer will be made solely by the offer document and the related form of acceptance accompanying the offer document, which will contain the full terms and conditions of the offer, including details of how the offer may be accepted.

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This release includes “forward-looking statements” that are subject to risks and uncertainties, including those pertaining to Kidde and the anticipated benefits of the proposed acquisition of Kidde. Factors that could cause actual results to differ materially from those anticipated in this release include, among others: the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully Kidde within UTC or to realize synergies from such integration within the time periods anticipated; changes in anticipated costs related to the acquisition of Kidde; and the economic environment of the industries in which UTC and Kidde operate. Additional factors that could cause Kidde’s actual results to differ materially from those anticipated include, among others: general economic conditions and the level of public and private infrastructure expenditure in each of Kidde’s markets; changes in local government regulations and policies in Kidde’s markets; and Kidde’s ability to integrate acquisitions into its business. For information identifying additional economic, political, climatic, currency, regulatory, technological, competitive and important factors that could cause UTC’s actual results to differ materially from those anticipated, see UTC’s SEC filings as updated from time to time, including, but not limited to, the discussion included in the Business section of UTC’s annual report on Form 10-K under the headings “General,” “Description of Business by Segment” and “Other Matters Relating to the Corporation’s Business as a Whole” and the information included in UTC’s 10-K and 10-Q reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Neither UTC nor Kidde undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made and the forward-looking events discussed herein may not occur.

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